BINDING LETTER OF INTENT

THIS BINDING LETTER OF INTENT (the “LOI”), is entered into by and,

BETWEEN: HOMIE RECIPES, INC., a Nevada corporation

                               (“COMPANY”)

AND:	AURITEC PHARMACEUTICALS INC., a Delaware corporation

                               (“AURITEC”)

BACKGROUND AND PURPOSE

The Company is a fully reporting publicly traded company with the ticker symbol “HOMR” on the United States over-the-counter  (OTCBB) securities market.

The Company wishes to license certain assets from AURITEC and believes AURITEC to have intellectual property rights related to Pro-Cyclovir codrug and its use for the treatment of Herpes Labialis caused by HSV-1 (the “Assets”).

The Company and AURITEC wish to enter into an licensing transaction whereby the Company would receive a worldwide license to the Assets in exchange for the issuance of approximately 40,000,000 shares of common stock of the Company.

The parties wish to enter into this Binding Letter of Intent which states that, upon completion of the conditions as set forth herein and in a formal, definitive agreement, the Company will license the Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
This LOI constitutes a binding agreement with regard to the various matters set forth herein. The issuance of Company stock, payment of fees and all activities of any person engaged in promoting the Company’s stock shall comply with all applicable securities laws, state and federal. The Company and AURITEC agree that they will enter into a definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-11 of this LOI within thirty (30) days from the date of execution of this LOI (the “Definitive Agreement”). If the Definitive Agreement is not completed and the parties have not agreed to waive the failure to complete the Definitive Agreement, this LOI will cease to be binding 60 days after execution of the LOI.

2.
Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company will license the Assets (through a reverse acquisition of a subsidiary of AURITEC (the “Subsidiary”) by the Company or other mutually acceptable mechanism) in exchange for the issuance to the shareholders of the Subsidiary of 40,000,000 shares of common stock of the Company (the “Acquisition”). Additionally, the Company will pay AURITEC a running royalty equal to six percent (6%) of any future sales of products underlying the Assets by the Company less (i) transportation and insurance charges or allowances, if any, (ii) discounts allowed, and commissions paid in lieu of trade discounts in amounts customary in the trade, (iii) credits and allowances, if any, given or made on account of the return or rejection of such product previously delivered or retroactive price reductions, and (iv) consumption taxes and any other tax, if any. The Company and AURITEC will enter into a mutually agreed upon royalty agreement at the Closing.

3.
The closing of the Acquisition (the “Closing”) shall occur on or before thirty (30) days from the date on which AURITEC completes the audit of its financial statements related to the Assets as required to be filed by the Company upon the Closing in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4.
AURITEC will have the right to nominate three (3) members of the board of directors of the Company while the existing shareholders of the Company will have the right to nominate two (2) members who will serve for a period of no less than twenty four (24) months from the Closing.  AURITEC will have the right to appoint the Company’s management team post-Closing, however, a majority of the existing shareholders of the Company may, at Company’s discretion and expense, appoint a representative to the management team of the Company who will have bank co-signing authority for all Company expenses above $10,000, outside of an agreed-upon budget by AURITEC and the Company prior to Closing (the “Budget”).

5.
At the Closing, the Company will complete a financing of $1,250,000 at $0.25 per share for 5,000,000 shares of common stock of the Company (the “First Financing”). If the First Financing does not raise at least $1,100,000 in working capital for the Company, Auritec may at its option declare a breach and terminate this Binding Letter of Intent and/or the Definitive Agreement. Within 180 days of the Closing, the Company will use best efforts to complete a subsequent financing up to an aggregate of $1,500,000 at $0.30 per share for 5,000,000 shares of common stock of the Company (the “Subsequent Financing,” and together with the First Financing, the “Financings”).  The Company will pay a finder’s fee up to eight percent (8%) for any monies raised under the Financings. In the event the Company fails to complete the Financings or if the Company files a voluntary or involuntary petition in bankruptcy, the parties agree to undertake any actions necessary to transfer the Assets back to AURITEC.

6.
Immediately prior to Closing, the Company will have 30,000,000 shares of common stock issued and outstanding. Immediately after Closing and the Financings, the Company will have no more than 80,000,000 shares issued and outstanding.

7.
AURITEC shall make available documents, personnel, data, facilities, information, and materials, to the Company so that the Company can conduct due diligence on the Assets. The Company shall preserve the confidentiality of all such information which shall be considered Auritec’s proprietary information.

8.	Upon the Closing Date, the Company will undertake to change its name to “Antios Pharmaceuticals, Inc.” or a mutually agreed upon name.

9.	The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions.

10.
In consideration of the time and effort the Company will incur to pursue this transaction, AURITEC agrees that, from the date of execution of this LOI until the Closing, or 60 days from the date of execution of this LOI or the parties’ agreement in writing to terminate the LOI, whichever occurs first, neither AURITEC nor its shareholders nor any person or entity acting on their behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase AURITEC or any of its assets or equity in the Field, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase in the Field, or (iii) provide to any persons other than the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of AURITEC to any such persons. If AURITEC, its shareholders or its representatives receive any inquiry or proposal offering to purchase AURITEC or any part of its assets or equity in the Field, AURITEC will promptly notify the Company.

11.	Each party shall be responsible for its own costs and expenses incurred in connection with this LOI and the Agreement and the transactions contemplated hereby and thereby.

12.
No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior knowledge of the other parties, which shall not be unreasonably withheld, or except as required by relevant securities laws; provided, however, the Company may issue press releases in the ordinary course of business.

13.
Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and AURITEC and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Exchange Act.

14.
This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

15.
The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.

16.	If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.

17.
This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.

18.
The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.

DATED EFFECTIVE: April 11, 2013

HOMIE RECIPES, INC.

/s/ Jose Mari C. Chin
Jose Mari C. Chin Chief Executive Officer

AURITEC PHARMACEUTICALS INC.

/s/ Thomas J Smith
Thomas J Smith MD, CEO